PRESS RELEASE

China BAK Reports Third Quarter Fiscal Year 2010 Financial Results

Shenzhen, China – July 28, 2010 ET – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced its financial results for the third quarter of fiscal year 2010 (“Q3 2010”).

Recent Achievements and Highlights

•	Increased revenues 31.0% year-over-year and 16.1% sequentially (Q3 2010 compared to Q2 2010);
•	Doubled revenues from high power batteries sequentially in Q3 2010 due to robust demand for batteries used in electric buses and electric vehicles;
•	Reported positive operating cash flow of $8.2 million after two quarters of negative operating cash flows, reflecting progress in the Company’s new turn-around plan;
•	Reduced debt exposure with repayment of around $18 million of bank loans and implemented efficient capital expenditure controls expected to reduce expenditures by 20% for the whole year;
•	Decreased Days Sales Outstanding to 125 days from 141 days last quarter and decreased Days Sales of Inventory to106 days from 169 days in the previous quarter.
•
On May 14, 2010, the US District Court for the Northern District of Texas issued an order dismissing the Company without prejudice from a federal patent infringement suit against A123Systems that had been filed in 2006.

•	China BAK’s Tianjin facility successfully completed ISO/TS16949 certification in May 2010.

During the quarter ended June 30, 2010, the Company recorded $14.5 million in non-cash expenses following a strategic review of its operations. The Company has presented non-GAAP gross profit, operating income, net income and diluted earnings per share excluding the impact of non-cash expenses on its financial results for the three months ended June 30, 2010, March 31, 2010 and June 30, 2009.  A reconciliation of these non-GAAP measures to the corresponding GAAP measure is provided in Table 4 below.  The Company uses the non-GAAP information in its internal performance measures to analyze performance between periods, develop internal projections and measure management performance. The Company believes the non-GAAP results provide investors with a measurement of operating results which are comparable with subsequent periods.

Third Quarter Fiscal Year 2010 Financial Results

Net revenues for the third quarter were $58.6 million, up 16.1% from $50.4 million last quarter and up 31.0% from $44.7 million for the same period in fiscal 2009.

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Revenues from prismatic products, including aluminum-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $42.8 million, up 22.4% from $35.0 million last quarter and up 51.7% from $28.2 million for the same period in fiscal 2009.

Revenues from cylindrical cells used in notebook computers were $12.8 million, down 4.6% from $13.4 million sequentially and up 0.6% from $12.7 million for the same period in fiscal 2009.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $2.3 million, up 32.4% from last quarter and down 32.1% from the same period in fiscal 2009.

Revenues from high-power lithium battery cells, used in electric bicycles, power tools, uninterruptible power supplies, and other applications manufactured at the Company’s Tianjin facility, were $0.7 million, nearly doubled from last quarter and up more than seven times the revenue from the same period in fiscal 2009.

Gross loss for the third quarter of fiscal year 2010 was $1.2 million compared to gross profit of $5.0 million, or 11.3% of net revenues, for the same period in fiscal year 2009. The decline in gross profit was a result of the Company’s adoption of a competitive pricing strategy for its cylindrical cells to gain increased market share in the OEM market and sales of slow-moving inventory at discount to increase operating cash flow. Furthermore, the Company recorded a provision for obsolete inventory of $5.6 million. Excluding the impact of this non-cash expense, non-GAAP gross profit for the third fiscal quarter was $4.4 million, down 20.2% from non-GAAP gross profit of $5.5 million in the same period a year ago.

Operating expenses totaled $17.2 million, or 29.4% of revenue, in the third quarter compared to $8.2 million, or 16.2% of revenue, in the last quarter and $8.6 million, or 19.3% of revenue, in the third quarter of fiscal 2009. Operating expenses in the third quarter of fiscal 2010 include an impairment charge of $5.1 million and a provision for doubtful debts of $3.4 million, compared with $0.9 million in the last quarter and $ 2.5 million in the third quarter of fiscal 2009.  Research and development expenses were $2.1 million, or 3.6% of revenue, as compared to $1.6 million, or 3.2% of revenue in the last quarter and $1.5 million, or 3.3% of revenue in the same quarter of fiscal 2009. Sales and marketing expenses were $2.6 million, or 4.4% of revenue compared to $1.7 million, or 3.4% of revenue in the last quarter and $1.6 million, or 3.5% of revenue in the same quarter of fiscal 2009. General and administrative expenses were $7.4 million, or 12.7% of revenue compared to $4.8 million, or 9.6% of revenue in the last quarter and $5.5 million or 12.4% of revenue in the same quarter of fiscal 2009.

Operating loss for the third quarter was $18.4 million compared to operating income of $0.9 million in the last quarter and operating loss of $3.6 million in the same quarter of fiscal 2009.Excluding the impact of non-cash expenses, including provisions for doubtful debts, obsolete inventories and impairment charges related to strategic review of business operations, non-GAAP operating loss was $3.9 million in the third quarter of fiscal 2010 compared to non-GAAP operating income of $2.7 million in the last quarter and non-GAAP operating loss of $37,000 in the same period a year ago.

Net loss was $18.3 million, or diluted loss per share of $0.29, in the third quarter of fiscal 2010 compared to net loss of $2.6 million, or diluted loss per share of $0.04, in the last quarter and net loss of $5.2 million, or diluted loss per share of $0.09, in the same quarter of fiscal 2009. Excluding the impact of non-cash expenses, including provisions for doubtful debts, obsolete inventories and impairment charges related to strategic review of business operations, non-GAAP net loss for the third quarter of fiscal 2010 was $3.8 million, or a loss of $0.06 per diluted share, compared to non-GAAP net loss of $686,000 in the previous quarter, or a loss of $0.01 per diluted share, and non-GAAP net loss of $1.6 million, or a loss of $0.03 in the same period a year ago.

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Financial Condition

On June 30, 2010 China BAK had $24.9 million in cash and cash equivalents. For the third quarter of fiscal year 2010, Days Sales Outstanding decreased to 125 days from 141 days last quarter and Days Sales of Inventory decreased to 106 days from 169 days last quarter. Short-term bank loans and long-term bank loans totaled $180.2 million as compared to $198.3 million on March 31, 2010. Shareholders’ equity totaled $155.4 million. China BAK had $66.2 million available for borrowing under its credit facilities. The Company generated $8.2 million from cash flow from operating activities in the third quarter of fiscal 2010.

Business Outlook

“Over the past four years we have invested heavily in strengthening our manufacturing and R&D capacity. As a result, we now have the production lines necessary to support our future development in the electric vehicle (EV) battery market and in the consumer electronic battery market. Despite the impact of severe price competition in cylindrical battery cells for laptop computer batteries on our short-term profitability, we made good progress penetrating other high-gross margin markets, such as electric vehicle and power tool applications,” commented Mr. Xiangqian Li, CEO of China BAK.

“We have already received orders from Taiwan’s Yulon-motor along with increased order flow from domestic motor manufacturers and we anticipate sales of batteries used in electric buses and electric vehicles to accelerate in the next quarter. We are optimistic that we are starting to enter a growth phase and expect to see strong top line growth and improvements in bottom line in the next few quarters,” Mr. Li concluded.

“We began implementing our turn around plan in late May 2010, and we have already made improvements in operating efficiency, cash flow and leverage.  We continue to direct our efforts in these areas in order to return the Company to growth and profitability with lower leverage. We are confident that our gross margin will recover to a double-digit level with our cost control measures and reduced inventories,” commented Jun Zou, CFO of China BAK.

Conference Call

China BAK will host a conference call at 9:30 p.m. ET on Wednesday, July 28, 2010 to discuss results for the third quarter of Fiscal Year 2010 ended June 30, 2010. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Jun Zou, Chief Financial Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 866-800-8648. International callers should dial (617) 614-2702. The pass code for the call is 158-23-930. If you are unable to participate in the call at this time, a replay will be available from 11:30 p.m. ET on Wednesday, July 28, 2010 through 11:30 p.m. ET, Wednesday, August 11, 2010. To access the replay, please dial 888-286-8010. International callers should dial (617) 801-6888. The pass code for the replay is 656-08-015. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, after the call a replay will be available on China BAK’s website for a period of one year.

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About China BAK Battery Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet and have been recently expanded to support the production of larger batteries for various types of vehicles. For more information regarding China BAK Battery, Inc., please visit www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Mr. Jun Zou
China BAK Battery, Inc.
Chief Financial Officer
E-mail: ir@bak.com.cn

Tracy Li
China BAK Battery, Inc.
Investor Relations Manager
Tel: +86 (755) 8977-0093
E-mail: ir@bak.com.cn

Ms. Elaine Ketchmere,
CCG Investor Relations
VP of Financial Writing
Tel: +1-310-954-1345
E-mail: elaine.ketchmere@ccgir.com
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-Financial Tables Follow-

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Table 1

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
For the Three Months Ended June 30, 2010, March 31, 2010 and June 30, 2009
 (Amounts in thousands, except per share data)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenues	$58,557	$50,424	$44,689
Cost of revenues	(59,764)	(41,421)	(39,641)
Gross profit / (loss)	(1,207)	9,003	5,048

Operating expenses:
Research and development expenses	(2,129)	(1,625)	(1,472)
Sales and marketing expenses	(2,587)	(1,706)	(1,581)
General and administrative expenses	(7,429)	(4,819)	(5,551)
Impairment charge	(5,058)	-	-
Total operating expenses	(17,203)	(8,150)	(8,604)

Operating (loss) / income	(18,410)	853	(3,556)

Finance costs, net	(2,022)	(2,190)	(1,897)
Government grant income	58	79	222
Other income / (expense)	107	(145)	(353)
Loss before income taxes	(20,267)	(1,403)	(5,584)

Income tax benefit / (expense)	2,004	(1,147)	413
Net loss	$(18,263)	$(2,550)	$(5,171)

Other comprehensive income / (loss)
- Foreign currency translation adjustment	1,298	(164)	(141)
Comprehensive loss	$(16,965)	$(2,714)	$(5,312)

Net loss per share:
Basic	$(0.29)	$(0.04)	$(0.09)
Diluted	$(0.29)	$(0.04)	$(0.09)

Weighted average shares outstanding:
Basic	62,888	62,882	56,967
Diluted	62,888	62,882	56,967

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Table 2

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Balance Sheets
As of June 30, 2010 and September 30, 2009
(Amounts in thousands)
	June 30,	September 30,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$24,875	$30,678
Pledged deposits	9,295	31,115
Trade accounts receivable, net	79,629	83,292
Inventories	64,799	65,535
Prepayments and other receivables	5,600	4,632
Deferred tax assets	8,151	3,895
Assets held for sale	800	804
Total current assets	193,149	219,951

Property, plant and equipment, net	224,012	219,685
Lease prepayments, net	31,606	32,166
Intangible assets, net	202	239
Deferred tax assets	54	43
Total assets	$449,023	$472,084

Liabilities
Current liabilities
Short-term bank loans	$138,944	$139,159
Current maturities of long-term bank loans	11,797	16,114
Accounts and bills payable	80,258	92,572
Accrued expenses and other payables	21,236	18,425
Total current liabilities	252,235	266,270

Long-term bank loans, less current maturities	29,493	39,553
Deferred revenue	7,314	7,442
Other long-term payables	3,382	1,940
Deferred tax liabilities	1,201	278
Total liabilities	293,625	315,483

Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 57,737,481 and 63,608,776 issued and outstanding as of September 30, 2009 and June 30, 2010, respectively	64	58
Donation Shares	14,102	14,102
Additional paid-in-capital	123,131	101,161
Statutory reserves	7,315	7,227
Retained earnings	(10,964)	13,328
Accumulated other comprehensive income	25,817	24,791
Less: Treasury shares	(4,067)	(4,066)
Total shareholders’ equity	155,398	156,601
Total liabilities and shareholders’ equity	$449,023	$472,084

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Table 3

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months Ended June 30, 2010, March 31, 2010 and June 30, 2009
(Amounts in thousands)
	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(18,263)	$(2,550)	$(5,171)
Adjustments to reconcile net loss to net cash (used in) / provided by operating activities:
Depreciation and amortization	4,469	4,600	3,983
Provision for doubtful debts	3,447	921	2,539
Provision for obsolete inventories	5,574	142	426
Impairment charge	5,058	-	-
Share-based compensation	415	800	554
Deferred income taxes	(2,004)	200	(713)
Deferred revenue	(58)	(58)	(58)
Exchange loss / (gain)	558	416	(346)
Changes in operating assets and liabilities:
Trade accounts receivable	1,545	(10,399)	1,735
Inventories	5,843	3,475	(4,545)
Prepayments and other receivables	1,954	4,754	3,141
Accounts and bills payable	1,111	(7,593)	4,014
Accrued expenses and other payables	(1,443)	3,774	(399)
Net cash provided by / (used in) operating activities	$8,206	$(1,518)	$5,160

Cash flow from investing activities
Purchases of property, plant and equipment	(12,530)	(3,804)	(1,766)
Purchases of intangible assets	(12)	-	(49)
Net cash used in investing activities	$(12,542)	$(3,804)	$(1,815)

Cash flow from financing activities
Proceeds from borrowings	47,073	100,894	38,457
Repayment of borrowings	(66,303)	(74,555)	(19,802)
Decrease / (increase) in pledged deposits	8,795	1,018	(17,656)
Net cash (used in) / provided by financing activities	$(10,435)	$27,357	$999

Effect of exchange rate changes on cash and cash equivalents	2	(694)	(80)
Net (decrease) / increase in cash and cash equivalents	(14,769)	21,341	4,264
Cash and cash equivalents at the beginning of the period	39,644	18,303	25,375
Cash and cash equivalents at the end of the period	$24,875	$39,644	$29,639

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Table 4i

China BAK Battery, Inc. and subsidiaries
Reconciliation of non-GAAP to GAAP measures

	For the quarter ended June 30, 2010	For the quarter ended March 31, 2010	For the quarter ended June 30, 2009

Gross Profit as reported under GAAP	(1,207,145)	9,002,755	5,047,796
Add: Provision for obsolete inventories	5,573,979	142,130	425,929
Non-GAAP Gross Profit	4,366,834	9,144,885	5,473,725

Operating Income (Loss) as reported under GAAP	(18,410,448)	853,268	(3,556,284)
Add: Provision for doubtful debts	3,447,312	921,213	2,538,670
Add: Provision for obsolete inventories	5,573,979	142,130	425,929
Add: Share-based compensation costs	414,912	799,675	553,848
Add: Impairment charge	5,057,745	-	-
Non-GAAP Operating Income (Loss)	(3,916,500)	2,716,286	(37,837)

Net Income (Loss) as reported under GAAP	(18,262,965)	(2,549,811)	(5,171,027)
Add: Provision for doubtful debts	3,447,312	921,213	2,538,670
Add: Provision for obsolete inventories	5,573,979	142,130	425,929
Add: Share-based compensation costs	414,912	799,675	553,848
Add: Impairment charge	5,057,745	-	-
Non-GAAP Net Income (Loss)	(3,769,017)	(686,793)	(1,652,580)

Diluted Earnings (Loss) Per Share reported under GAAP	$(0.29)	$(0.04)	$(0.09)
Add: Provision for doubtful debts	$0.05	$0.02	$0.04
Add: Provision for obsolete inventories	$0.09	$0.00	$0.01
Add: Share-based compensation costs	$0.01	$0.01	$0.01
Add: Impairment charge	$0.08	$0.00	$0.00
Non-GAAP Diluted (Loss) Earnings Per Share	$(0.06)	$(0.01)	$(0.03)

Diluted weighted average number of common stock outstanding	62,887,664	62,881,663	56,966,619

i Note: This earnings release includes financial information that excludes the impact of the specified non-cash expenses set forth above, a financial measure not permitted under US GAAP. For purposes of Regulation G, a non−GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided the table above which includes a reconciliation of gross profit, operating income (loss), net income (loss), and diluted earnings (loss) per share excluding the impact of the non-cash expense items indicated in the above table, to the figures as reported under GAAP. The Company uses the non-GAAP information in its internal performance measures to analyze performance between periods, develop internal projections and measure management performance. The Company's management believes that the presentation of these non-GAAP financial information provides useful information regarding the Company’s results of operations because it assists in measuring operating results which are comparable with subsequent periods.

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